Exhibit 10.7

One Great Valley Parkway ◾ Suite 30 ◾ Malvern, Pa. ◾ 19355 ◾

November 19, 2012

Mr. Jonathan Mow

14130 Tierra Bonita Road

Poway, CA 92064

Dear Jonathan,

I am excited to offer you the position of Chief Business Officer of PhaseBio Pharmaceuticals, Inc. This offer is contingent upon successful completion of the hiring process, including final approval by the Compensation Committee of the Board of Directors, which must approve the compensation for officers. As you know, we are impressed by your skills and are looking forward to working with you.

The compensation package for the position includes:

•	Annual salary of $270,000
•	Eligibility for an annual bonus up to 20% of your base salary, based upon achievement of specified company and/or individual goals
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Eligibility for a further bonus of $250,000 if the company completes a transaction of the type described in Article II, Sections 3(b)(1) or 3(b)(2), of the Fourth Amended and Restated Certificate of Incorporation (a “Liquidation Event”) on or before March 31, 2014. In the event of a Liquidation Event, the board of directors will cause company to seek in good faith to obtain approval of the bonus and any other payments that are considered “parachute payments” under section 280G of the Internal Revenue Code, in accordance with the shareholder approval requirements of the regulations under section 280G, subject to your taking such actions as may be necessary or appropriate under such regulations.

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Subject to approval by the Board, you will be granted an option to purchase shares of PhaseBio Pharmaceuticals, Inc., common stock equal to 1.5% of the company’s outstanding shares at an exercise price equal to the fair market value of the stock at the date of grant. The option with respect to shares equal to 1% of the outstanding shares will vest 25% after one year of employment, with the balance vesting monthly over the subsequent three (3) years, so long as you continue to be employed by PhaseBio. In the event of a Liquidation Event, the option will become fully vested if the acquiring company does not offer you a comparable position (no diminution of duties, the same or greater base salary, and at the same geographic location), or if the acquiring company terminates your employment without cause, or you terminate for “good reason” (reduction in base salary, diminution of duties or geographic relocation), within one year after the Liquidation Event. The option with respect to shares equal to 0.5% of the outstanding shares will vest upon consummation of a Liquidation Event with a Net Present Value of at least $350 million, so long as you continue to be employed by PhaseBio. For purposes of determining Net Present Value, we will use a 15% cost of capital and risk adjustment factors of 90% for entry into a Phase 3 trial, 75% for an NDA, 65% for all commercial milestones, and 50% on any residual royalties based on the lower of: i) the Company’s forecast or ii) a forecast developed in the context of a fairness opinion by an investment bank.

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In lieu of the option for shares equal to 1 % of the outstanding shares, you may specify upfront a number of shares that you wish to purchase as restricted stock, vesting as per the vesting schedule specified above. The purchase price will equal the then fair market value of the stock at the date of grant. The balance of the 1%, if any, will be granted as an option.
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You will receive a severance payment equal to six months’ base salary (a) in the event of a Liquidation Event, if the acquiring company does not offer you a comparable position (no diminution of duties, the same or greater base salary, and at the same geographic location), or if the acquiring company terminates your employment without cause, or you terminate for “good reason” (reduction in base salary, diminution of duties or geographic relocation), within one year after the Liquidation Event, or (b) in the event your employment is terminated without cause at any time. The severance pay will be subject to your execution of a release of claims and will be paid in a lump sum payment 30 days after your termination date. You must provide written notice of termination for good reason within 30 days after the event constituting good reason, the acquiring company will have 30 days to cure the good reason event, and if it does not cure the event, you termination date will occur within five days after the end of the cure period.

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Health, prescription and vision Insurance with Independence Blue Cross (as approved by the carrier), effective on the date of employment; employees currently contribute 20% for employee coverage, and 20% for coverage for eligible dependents on a pre-tax basis

•	Dental insurance; currently the policy for the employee only is paid in its entirety by the Company, and the employee currently pays 20% for coverage for eligible dependents
•	Long-term disability and life insurance (effective 30 days after date of employment); currently this is paid entirely by the Company (employee only)
•	Eligibility to participate in the PhaseBio 401 (k) Plan
•	Twenty (20) days paid vacation (prorated for employment of less than 1 year), two (2) personal days and nine (9) holidays per calendar year
•	Sick leave of up to forty (40) hours/five (5) days per calendar year, (prorated for employment of less than 1 year)

Please note the above health and other employee benefits are subject to change at the discretion of the company, and are subject to underwriting approval of coverage by the carriers.

Your employment with PhaseBio Pharmaceuticals, Inc. will begin effective December 3, 2012. Your principal place of employment will be located at your home office address in Poway, CA. You will be expected to spend at least one week per month at the Company’s headquarters in Malvern, PA, with your travel expense reimbursed in accordance with company policy. The Company will withhold and remit California payroll taxes on your behalf.

On your first day of employment, please provide appropriate documentation for the completion of your new hire forms, including proof that you are presently eligible to work in the United States for 1-9 purposes. As required by law, we must have the appropriate documentation within 3 days of hire in accordance with the terms of the Immigration Reform and Control Act.

This offer of employment is contingent upon signed acceptance of the PhaseBio Confidentiality/Non-Compete Agreement, which will be modified to limit the non-competition covenant to the extent required by California law.

Employment with PhaseBio is at-will and either party can terminate the relationship at any time with or without cause and with or without written notice.

You acknowledge that this offer letter represents the entire agreement between you and PhaseBio Pharmaceuticals, Inc. and that no verbal or written agreements, promises or representations that are not specifically stated in this offer, are or will be binding upon PhaseBio Pharmaceuticals.

If you are in agreement with the above outline, please sign below. This offer is in effect for five (5) business days. We look forward to having your join our company, and we know that you will be an excellent addition to our team.

Signatures

/s/ Christopher Prior	19th November, 2012,
Christopher Prior, Ph.D.	Date

/s/ Jonathan Mow	19 Nov. 2012
Jonathan Mow	Date

One Great Valley Parkway • Suite 30 • Malvern, Pa. • 19355 •

March 31, 2014

Mr. Jonathan Mow

14130 Tierra Bonita Road

Poway, CA 92064

Dear Jonathan,

I am pleased to inform you that, by Unanimous Written Consent dated March 14, 2014, the Board of Directors has approved an amendment to your compensation package as described in the letter agreement dated November 19, 2012, between PhaseBio and you. In the fourth bullet point, the sentence:

The option with respect to shares equal to 0.5% of the outstanding shares will vest upon consummation of a Liquidation Event with a Net Present Value of at least $350 million, so long as you continue to be employed by PhaseBio.

Is deleted in its entirety and replaced by:

The option with respect to shares equal to 0.5% of the outstanding shares will vest upon consummation of a Liquadation Event with a Net Present Value of at least $200 million, so long as you continue to be employed by PhaseBio.

Except as they may have previously been modified by the Change in Control Severance Benefit Plan that was established on May 17, 2013, all other terms and conditions of the November 19, 2012, letter agreement are unchanged and remain in effect.

Sincerely,

/s/ Christopher Prior, Ph.D.

Christopher Prior, Ph.D.

President and CEO